Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228718) pertaining to the Moderna Therapeutics, Inc. 2016 Stock Option and Grant Plan, the Moderna, Inc. 2018 Stock Option and Incentive Plan, and the Moderna, Inc. 2018 Employee Stock Purchase Plan of our report dated March 13, 2019, with respect to the consolidated financial statements of Moderna, Inc. included in this Annual Report (Form 10-K) of Moderna, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 13, 2019